Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	April 27, 2006
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com

MERIT MEDICAL SYSTEMS TO DISCUSS

RECORD REVENUES FOR FIRST QUARTER,

RECENT ACQUISITIONS AND COST CONTAINMENT PLAN

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today reported record revenues of $45.0 million for its quarter ended March 31, 2006, a 12% increase over $40.3 million for the first quarter of 2005.  Net income for the first quarter of 2006 was $2.4 million, or $0.09 per share, which includes the effect of $250,000, net of tax, for the adoption of SFAS No. 123(R).  For the first quarter of 2005, the Company reported net income of $4.1 million, or $0.15 per share.  Earnings per share for the first quarter of 2006 were impacted by the expense of adding new facilities, equipment, operating and production support costs; lower gross margins associated with the Company’s procedure tray business and new product launches; the hiring of new sales representatives; and increased R&D expenditures.

“We believe that the investments we made have created the infrastructure we need to sustain and increase growth,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “With our expanded facilities, new sales representatives, increased R&D and new products, we believe there are significant opportunities for revenues and earnings growth as volumes and efficiencies increase.”

                In order to track Merit’s changing business more clearly, management has decided to combine the custom kit and procedure tray categories it reports.  In the first quarter of 2006, catheter sales increased 29%; inflation device sales rose 14%; stand-alone device sales grew 9%; and custom tray and kit sales grew 7% compared to the first quarter of 2005.

Gross margins were down from 43.4% of sales in the first quarter of 2005 to 37.9% of sales in the first quarter of 2006, due primarily to the expense of adding new facilities, equipment, operating and production support costs; and lower gross margins associated with the Company’s procedure tray business and new product launches.

                Selling, general and administrative expenses were 25.0% of sales for the first quarter of 2006, compared with 24.1% of sales in the first quarter of 2005.  The increase in the first quarter of 2006 was primarily the result of hiring 17 new sales representatives in the second half of 2005.

                Research and development costs for the first quarter of 2006 were 4.6% of sales, compared with 3.8% of sales for the same period last year.  The increase in the first quarter of 2006 can be attributed to additional staff and expenses to develop and support the launch of new products.  Total operating expenses increased as a percentage of sales to 29.6%, compared with 27.9% for the same period of 2005.

                Merit’s effective tax rate for the three-month period ended March 31, 2006, was 36.0%, which was the same rate for the comparable period of 2005.

                The Company’s cash position increased to $9.0 million on March 31, 2006, compared to $4.6 million on December 31, 2005.

CONFERENCE CALL

                Merit Medical invites all interested parties to join its officers in its first quarter earnings conference call to be held today, April 27, 2006, at 5:00 p.m. Eastern (4:00 p.m. Central; 3:00 p.m. Mountain; and 2:00 p.m. Pacific). Management will also discuss the impact of the Company’s recent product acquisitions and cost containment initiatives, which it believes will positively impact future sales and earnings.  The telephone numbers to call are: (domestic) 800-218-0530 and (international) 303-262-2143.

                A live webcast as well as a rebroadcast of the conference call will be available at www.merit.com and www.fulldisclosure.com.  To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. To access the webcast, click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page. The webcast will be archived on both sites. There is no other replay access to the call.

NON-GAAP FINANCIAL MEASURES

In this press release and during our first quarter earnings conference call referenced above, the Company uses or plans to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP.  A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables.  The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  The Company believes that, while such non-GAAP measures are not a substitute for GAAP results, they provide a useful basis for evaluating the Company’s operating performance.

SFAS NO. 123(R)

Effective in January 2006, the Company adopted SFAS 123(R) Share-Based Payment, which requires that all stock-based payments (including stock options) be expensed based on the fair value of the awards at the time of grant. Prior to 2006, in accordance with existing accounting guidelines, the Company was not required to recognize this expense, and the Company’s financial results during fiscal year 2005 do not reflect this expense. As a result, in order to provide investors with a meaningful year-over-year comparison of the Company’s financial performance, the Company has presented its first quarter actual results and its 2006 first quarter actual results relating to diluted EPS and operating income change in two ways — on a reported basis, which includes the impact of SFAS 123(R) and on an adjusted basis, which excludes the impact of SFAS 123(R). Management internally reviews the results of the Company excluding the impact of SFAS 123(R) as management believes that these non-GAAP measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

 BALANCE SHEET

(Unaudited in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$9,014	$4,645
Trade receivables, net	22,672	25,433
Employee receivables	116	116
Other receivables	252	108
Inventories	33,607	32,080
Prepaid expenses and other assets	1,086	1,023
Deferred income tax assets	24	28
Income tax refunds receivable	22	977
Total Current Assets	66,793	64,410

Property and equipment, net	86,834	85,618
Other intangibles, net	3,320	3,342
Goodwill	6,470	6,415
Other assets	2,552	2,363
Deferred income tax assets	6
Deposits	99	99
Total Assets	$166,074	$162,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1	$2
Trade payables	10,427	10,254
Accrued expenses	8,549	8,549
Advances from employees	227	316
Deferred income tax liabilities	568	1,141
Income taxes payable	1,223	455
Total Current Liabilities	20,995	20,717

Deferred income tax liabilities	4,144	4,166
Long-term debt	4	2
Deferred compensation payable	2,588	2,363
Deferred credits	2,370	2,415
Other long-term obligation	87	100
Total Liabilities	30,188	29,763

Stockholders’ Equity
Common stock	49,163	48,198
Retained earnings	87,069	84,668
Accumulated other comprehensive loss	(346)	(382)
Total stockholders’ equity	135,886	132,484

Total Liabilities and Stockholders’ Equity	$166,074	$162,247

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2006	2005

SALES	$45,040	$40,274

COST OF SALES	27,990	22,813

GROSS PROFIT	17,050	17,461

OPERATING EXPENSES
Selling, general and administrative	11,238	9,707
Research and development	2,078	1,547
Total	13,316	11,254

INCOME FROM OPERATIONS	3,734	6,207

OTHER INCOME (EXPENSE)
Interest income	46	182
Other income (expense)	(28)	(21)
Total Other Income - net	18	161

INCOME BEFORE INCOME TAXES	3,752	6,368

INCOME TAX EXPENSE	1,351	2,294

NET INCOME	$2,401	$4,074

EARNINGS PER COMMON SHARE-
Basic	$0.09	$0.15

Diluted	$0.09	$0.15

AVERAGE COMMON SHARES-
Basic	27,195,671	26,506,733

Diluted	28,092,099	27,598,050

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2006	2005
Non-GAAP ADJUSTMENTS

GAAP net income before income taxes	$3,752	$6,368

Add back:
Stock-based compensation	390	—

Non-GAAP net income before income taxes	4,142	6,368

Non-GAAP provision for income taxes (36%)	(1,491)	(2,294)

Non-GAAP net income	$2,651	$4,074

Non-GAAP net income per share
Basic	$0.10	$0.15
Diluted	$0.09	$0.15

Shares used to compute Non-GAAP net income per share
Basic	27,195,671	26,506,733
Diluted	28,092,099	27,598,050

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,600 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; Venlo, The Netherlands; and Galway, Ireland.

                Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2005. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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